Exhibit (a)(5)(G)

Dear Applied Therapeutics Stockholder:

You should have recently received materials from Cycle Group Holdings Limited related to the offer to purchase (the “Offer”) all of the outstanding shares (the “Shares”) of common stock of Applied Therapeutics, Inc. (“Applied”) at a price of (i) $0.088 per Share, net to the seller in cash, without interest (the “Closing Amount”) plus (ii) one non-tradeable contingent value right (each, a “CVR”), which represents the contractual right to receive up to four contingent cash payments up to an aggregate of (x) $0.40 per CVR plus (y) an amount equal to each CVR holder’s pro rata portion of any Closing Cash Payment upon the achievement of the specified milestones and existence of Closing Cash (as defined in the CVR Agreement) that exceeds $500,000 but is less than $1,500,000 at the Effective Time, in each case, in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into with a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), if any, at the times provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR, collectively, the “Offer Price”) and less any applicable tax withholding. The Offer is being made pursuant to the Agreement and Plan of Merger, dated December 11, 2025 (as it may be amended or supplemented, the “Merger Agreement”), entered into by Applied, Cycle Group Holdings Limited, a private limited company incorporated in England and Wales (“Parent”), and AT2B, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”).

The Applied Board of Directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer. If the Offer is not completed, Applied will likely need to pursue a wind-down of its operations in light of its capital needs, and it is unlikely Applied stockholders will receive any proceeds in a wind-down or liquidation of Applied. A complete description of the reasons of the Applied Board of Directors for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer, is set forth in the Schedule 14D-9 filed by Applied with the United States Securities and Exchange Commission (the “SEC”) on December 29, 2025.

The Offer is conditioned upon, among other things, at least a majority of the outstanding shares of Applied being validly tendered and not properly withdrawn prior to the expiration of the Offer. In order to ensure that this condition is met and, thereby, for you to receive payment in connection with the Offer, it is important that you tender your shares regardless of the number of shares you own. A complete description of the Offer is set forth in the Schedule TO filed by the Purchaser, an indirect wholly owned subsidiary of Parent, with the SEC on December 29, 2025.

THE TENDER OFFER IS SCHEDULED TO EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 27, 2026, UNLESS THE OFFER IS EXTENDED. WE URGE YOU TO ACCEPT THIS TENDER OFFER AS SOON AS POSSIBLE AS YOUR BANK OR BROKER MAY HAVE AN EARLIER INTERNAL EXPIRATION TIME.

If you have any questions regarding the tender offer or need help in tendering your shares, please call our information agent MacKenzie Partners, Inc. toll-free at 1 (800) 322-2885.

Thank you for your time and consideration.

Sincerely,

Cycle Group Holdings Limited

***	If you have already tendered your Applied shares, you need not take any further action.***

Additional Information and Where to Find it

The tender offer referred to in this communication commenced on December 29, 2025 with the filing of a Schedule TO by Parent and its acquisition subsidiary and a Schedule 14D-9 solicitation/recommendation statement by Applied Therapeutics. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY APPLIED THERAPEUTICS’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement have been mailed to Applied Therapeutics’ stockholders free of charge.

A free copy of the tender offer statement and the solicitation/recommendation statement may be obtained by all stockholders of Applied Therapeutics by accessing https://ir.appliedtherapeutics.com/ or by contacting Investor Relations at appliedtherapeutics@argotpartners.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, statements regarding the proposed acquisition of Applied Therapeutics by Parent, the expected timetable for completing the transaction, and Applied Therapeutics’ future financial or operating performance. These forward-looking statements typically can be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed acquisition of Applied Therapeutics by Parent, similar transactions, prospective performance, future plans, events, expectations, objectives, opportunities, and the outlook for Applied Therapeutics; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties; accordingly, investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially due to several factors. Factors that could cause future results to differ materially include: risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; uncertainties as to how many of Applied Therapeutics’ stockholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring the Company to pay a termination fee pursuant to the Merger Agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction; the response of business partners to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the possibility that the milestone payments related to the CVR will never be achieved and that no milestone payment may be made or if made the amount of such milestone payment made; the risk that any equityholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; Applied Therapeutics’ ability to successfully demonstrate the efficacy and safety of its drug or drug candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; comments, feedback and actions of regulatory agencies; Applied Therapeutics’ dependence on the successful clinical development, regulatory approval and commercialization of its product candidates; the inherent uncertainties associated with developing new products or technologies and operating as clinical stage company; the Company’s obligations under the Promissory Note and its ability to satisfy such obligations; the Company’s ability to receive loans from Parent under the Promissory Note; the Company’s cash sufficiency and runway; and other risks identified in Applied Therapeutics’ SEC filings, including Applied Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 and subsequent filings with the SEC. Applied Therapeutics cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The forward-looking statements in this communication speak only as of the date of this communication. Applied Therapeutics undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.